Exhibit 99.2

                        JOINT FILERS' NAMES AND ADDRESSES

1. Insight Venture Partners V (Employee Co-Investors), L.P.
2. Insight Venture Partners (Cayman) V, L.P.
3. Insight Venture Partners V Coinvestment Fund, L.P.
4. Insight Venture Associates V, L.L.C
5. Insight Holdings Group, LLC



The business address for all of the above reporting persons is:

680 Fifth Avenue
8th Floor
New York, NY 10019